Exhibit 99.1

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Endwave Corporation:

We have audited the accompanying balance sheets of Endwave Corporation and its subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in Item 15(a)(2). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor have we been engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Endwave Corporation and its subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Burr Pilger Mayer, Inc.

San Jose, California February 24, 2011

ENDWAVE CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,
	2010	2009
	(In thousands, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$7,147	$55,158
Short-term investments	16,380	11,307
Accounts receivable, net of allowance for doubtful accounts of $18 in 2010 and $19 in 2009	2,600	3,009
Inventories	3,719	4,879
Other current assets	554	788

Total current assets	30,400	75,141
Property and equipment, net	2,048	1,796
Other assets	26	179

Total assets	$32,474	$77,116

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,837	$1,726
Accrued warranty	614	1,087
Accrued compensation	626	590
Restructuring liabilities, short-term	431	570
Other current liabilities	320	426

Total current liabilities	3,828	4,399
Restructuring liabilities, long-term	234	638
Other long-term liabilities	124	127

Total liabilities	4,186	5,164

Commitments and contingencies (Note 10)
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized; zero and 300,000 shares issued and outstanding in 2010 and 2009, respectively	—	43,092
Common stock, $0.001 par value; 50,000,000 shares authorized; 9,832,684 and 9,684,756 shares issued and outstanding in 2010 and 2009, respectively	10	10
Additional paid-in capital, common stock	317,291	309,755
Accumulated other comprehensive income (loss)	(1)	15
Accumulated deficit	(289,012)	(280,920)

Total stockholders’ equity	28,288	71,952

Total liabilities and stockholders’ equity	$32,474	$77,116

The accompanying notes are an integral part of these consolidated financial statements.

ENDWAVE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2010	2009	2008
	(In thousands, except share and per share data)
Revenues:
Product revenues	$16,716	$19,502	$38,593
Development fees	—	—	103

Total revenues	16,716	19,502	38,696

Costs and expenses:
Cost of product revenues*	14,002	14,791	26,227
Research and development*	4,607	5,483	6,764
Sales and marketing*	2,154	2,183	3,446
General and administrative*	3,951	5,577	7,531
Restructuring	49	2,408	—

Total costs and expenses	24,763	30,442	43,968

Loss from operations	(8,047)	(10,940)	(5,272)
Interest and other income (expense), net	(45)	209	1,242

Loss from continuing operations before benefit for income taxes	(8,092)	(10,731)	(4,030)
Benefit for income taxes	—	(105)	(66)

Loss from continuing operations	(8,092)	(10,626)	(3,964)
Income (loss) from discontinued operations, net of tax* (Note 11)	—	17,571	(10,787)

Net income (loss)	$(8,092)	$6,945	$(14,751)

Basic net loss per share from continuing operations	$(0.83)	$(1.12)	$(0.43)
Basic net income (loss) per share from discontinued operations	$—	$1.85	$(1.17)
Basic net income (loss) per share	$(0.83)	$0.73	$(1.60)
Diluted net loss per share from continuing operations	$(0.83)	$(1.12)	$(0.43)
Diluted net income (loss) per share from discontinued operations	$—	$1.85	$(1.17)
Diluted net income (loss) per share	$(0.83)	$0.73	$(1.60)
Shares used in computing basic net income (loss) per share	9,774,161	9,526,358	9,211,110
Shares used in computing diluted net income (loss) per share	9,774,161	9,526,358	9,211,110
* Includes the following amounts related to stock-based compensation:
Cost of product revenues	$(24)	$150	$385
Research and development	36	326	643
Sales and marketing	54	374	626
General and administrative	320	1,135	1,453
Income (loss) from discontinued operations, net of tax	—	355	988

The accompanying notes are an integral part of these consolidated financial statements.

ENDWAVE CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Shares of Convertible Preferred Stock	Convertible Preferred Stock	Shares of Common Stock	Common Stock	Additional Paid-In Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total
	(In thousands, except for share data)
Balance as of December 31, 2007	300,000	$43,092	9,174,622	$9	$301,946	$(79)	$(6)	$(273,114)	$71,848
Change in unrealized gain on short-term investments	—	—	—	—	—	—	36	—	36
Foreign currency translation adjustment	—	—	—	—	—	—	12	—	12
Net loss	—	—	—	—	—	—	—	(14,751)	(14,751)

Comprehensive loss									(14,703)
Exercise of stock options	—	—	2,748	—	5	—	—	—	5
Retirement of common stock	—	—	(39,150)	—	(79)	79	—	—	—
Issuance of common stock under employee stock purchase plan	—	—	207,222	—	791	—	—	—	791
Stock-based compensation	—	—	—	—	4,100	—	—	—	4,100

Balance as of December 31, 2008	300,000	43,092	9,345,442	9	306,763	—	42	(287,865)	62,041
Change in unrealized gain on short-term investments	—	—	—	—	—	—	(27)	—	(27)
Net income	—	—	—	—	—	—	—	6,945	6,945

Comprehensive loss									6,918
Exercise of stock options	—	—	198,079	1	330	—	—	—	331
Issuance of common stock under employee stock purchase plan	—	—	141,235	—	317	—	—	—	317
Stock-based compensation	—	—	—	—	2,345	—	—	—	2,345

Balance as of December 31, 2009	300,000	43,092	9,684,756	10	309,755	—	15	(280,920)	71,952
Change in unrealized gain (loss) on short-term investments	—	—	—	—	—	—	(16)	—	(16)
Net loss	—	—	—	—	—	—	—	(8,092)	(8,092)

Comprehensive loss									(8,108)
Exercise of stock options	—	—	83,538	—	172	—	—	—	172
Issuance of common stock under employee stock purchase plan	—	—	64,390	—	129	—	—	—	129
Repurchase of preferred stock	(300,000)	(43,092)	—	—	6,854	—	—	—	(36,238)
Stock-based compensation	—	—	—	—	381	—	—	—	381

Balance as of December 31, 2010	—	$—	9,832,684	$10	$317,291	$—	$(1)	$(289,012)	$28,288

The accompanying notes are an integral part of these consolidated financial statements.

ENDWAVE CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2010	2009	2008
	(In thousands)
Operating activities:
Net income (loss)	$(8,092)	$6,945	$(14,751)
Income (loss) from discontinued operations	—	17,571	(10,787)

Loss from continuing operations, net of tax	(8,092)	(10,626)	(3,964)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	890	779	595
Stock compensation expense	386	1,985	3,107
Amortization of investments, net	307	328	(43)
Gain on the sale of land and equipment	—	—	(13)
Gain on sale of investments	—	—	(57)
Changes in operating assets and liabilities:
Accounts receivable	409	(462)	4,963
Inventories	1,155	4,724	(308)
Other assets	387	(767)	251
Accounts payable	111	665	(1,675)
Accrued warranty	(473)	(706)	(600)
Accrued compensation, restructuring and other current and long term liabilities	(603)	(18)	117

Net cash provided by (used in) operating activities	(5,523)	(4,098)	2,373

Investing activities:
Proceeds from sale of discontinued operations	—	28,000	—
Purchase of ALC Microwave, Inc., net of cash acquired	—	—	(1,027)
Change in restricted cash	—	600	(575)
Purchases of property and equipment	(1,142)	(396)	(1,295)
Proceeds from sale of property and equipment	—	—	74
Purchases of investments	(28,776)	(31,827)	(19,731)
Proceeds on sales and maturities of investments	23,380	31,515	18,482

Net cash provided by (used in) investing activities	(6,538)	27,892	(4,072)

Financing activities:
Preferred stock repurchased	(36,238)	—	—
Common stock repurchased	—	—	(356)
Payments on capital leases	(13)	(16)	(23)
Proceeds from exercises of stock options	172	331	5
Proceeds from issuance of common stock	129	317	791

Net cash provided by (used in) financing activities	(35,950)	632	417

Effect of foreign exchange rate changes on cash and cash equivalents	—	—	12

Cash flows from discontinued operations:
Operating activities	—	(2,472)	(2,526)
Investing activities	—	(794)	(1,198)
Financing activities	—	—	—

Net cash used in discontinued operations	—	(3,266)	(3,724)

Net change in cash and cash equivalents	(48,011)	21,160	(4,994)
Cash and cash equivalents at beginning of year	55,158	33,998	38,992

Cash and cash equivalents at end of year	$7,147	$55,158	$33,998

Supplemental disclosure of cash flow information:
Non-cash transactions:
Change in unrealized gain (loss) on investments	$(16)	$(27)	$36

Capitalized stock-based compensation	$(5)	$5	$5

The accompanying notes are an integral part of these consolidated financial statements.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	The Company

Endwave Corporation (“Endwave” or the “Company”) designs, manufactures and markets radio frequency (“RF”), products that enable the transmission, reception and processing of high frequency RF signals. The Company’s products consist of two key product lines, semiconductor devices and integrated transceiver modules:

•

The Company’s semiconductor product line consists of a wide variety of monolithic microwave integrated circuits (“MMICs”), including amplifiers, voltage controlled oscillators, up and down converters, variable gain amplifiers, voltage variable attenuators, fixed attenuators and filters. These types of devices are widely used in telecommunications, satellite, defense, security, instrumentation, scientific and consumer systems. While the Company has developed, produced and sold such devices for several years as components of the Company’s module products. They were first offered for sale as stand-alone products in the latter part of 2009 and they have not yet become a significant source of revenue for the Company.

•

The Company’s integrated transceiver modules combine several electronic functions into a single RF sub-system. Historically, the Company’s main customers for these products have been telecommunication network original equipment manufacturers and system integrators that utilize them in digital microwave radios. More recently the Company has identified and pursued uses for these products in additional product areas; however these alternate applications have not yet become a significant source of revenue for the Company.

On February 4, 2011, Endwave entered into an Agreement and Plan of Merger with GigOptix, Inc. (“GigOptix”), and Aerie Acquisition Corporation, a wholly-owned subsidiary of GigOptix (“Merger Subsidiary”), pursuant to which Merger Subsidiary will, subject to the satisfaction or waiver of the conditions therein, merge with and into Endwave, the separate corporate existence of Merger Subsidiary shall cease and Endwave will be the surviving corporation of the merger and a wholly-owned subsidiary of GigOptix. See additional discussion at Note 15, Subsequent Events.

2.	Summary of Significant Accounting Policies

Basis of Consolidation

On April 30, 2009, the Company sold its Defense and Security RF module business to Microsemi Corporation (“Microsemi”). The Company’s financial statements have been presented to reflect the Defense and Security RF module business as a discontinued operation for all periods presented. See additional discussion at Note 11, Discontinued Operations.

The accompanying consolidated financial statements of Endwave include the financial results of its Defense and Security RF module business as a discontinued operation for all periods presented and have been prepared in conformity with accounting principles generally accepted in the United States of America. All significant intercompany accounts and transactions have been eliminated.

Certain prior year financial statement amounts have been reclassified to conform to the current year’s presentation. These reclassifications had no impact on previously reported total assets, stockholders’ equity or total net income (loss).

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Revenue Recognition

The Company’s primary customers are telecom original equipment manufacturers (“OEM”) and other systems integrators that integrate the Company’s products into their systems. The Company recognizes product revenues at the time title passes, which is generally upon product shipment and when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the Company’s price to the buyer is fixed or determinable, and collectibility is reasonably assured. After title passes, there are no customer acceptance requirements or other remaining obligations and customers do not have a right of return. Revenues under development contracts are generally recorded on a percentage of completion basis, using project hours as the basis to measure progress toward completing the contract and recognizing revenues. The costs incurred under these development agreements are expensed as incurred and included in research and development expenses.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warranty

The warranty periods for the Company’s products are between 12 and 30 months from date of shipment. The Company provides for estimated warranty expense at the time of shipment. While the Company engages in extensive product quality programs and processes, including actively monitoring and evaluating the quality of component suppliers, its warranty obligation is affected by product failure rates, material usage, and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage, or service delivery costs differ from the estimates, revisions to the estimated warranty accrual and related costs may be required.

Changes in the Company’s accrued warranty during the years ended December 31, 2010 and 2009 are as follows:

	2010	2009
	(In thousands)
Balance at January 1	$1,087	$2,439
Warranties accrued	403	690
Warranties settled or reversed	(876)	(1,314)
Warranties transferred due to sale of the Defense and Security RF module business	—	(728)

Balance at December 31	$614	$1,087

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts for estimated losses resulting from the inability of its customers to make required payments. The Company provides an allowance for specific customer accounts where collection is doubtful and also provides an allowance for other accounts based on historical collection and write-off experience. If the financial condition of customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Cash Equivalents and Short-Term Investments

The Company invests its excess cash primarily in highly liquid investment grade investments including: United States treasury notes, United States government agency notes, corporate notes, commercial paper and money market funds. The Company’s cash, cash equivalents and short-term investments are primarily held at three United States banks. The Company’s deposits are generally in excess of federally insured amounts.

The Company considers all highly liquid investments with maturities of 90 days or less from the date of purchase to be cash equivalents. Management has classified the Company’s short-term investments as available-for-sale securities in the accompanying consolidated financial statements. Available-for-sale securities are carried at fair value based on quoted market prices, with unrealized gains and losses, net of tax, included in accumulated other comprehensive income (loss) in stockholders’ equity. Interest income is recorded using an effective interest rate, with the associated premium or discount amortized to interest income. Realized gains and losses and declines in the value of securities determined to be other-than-temporary are included in interest and other income. The cost of securities sold is based on the specific identification method.

Inventory Valuation

Inventories are stated at the lower of standard cost (determined on a first-in, first-out basis) or market (net realizable value). Standard costs approximate average actual costs. The Company makes inventory provisions for estimated excess and obsolete inventory based on management’s assessment of future demand and market conditions. If actual future demand or market conditions are less favorable than those projected by management, additional inventory write-downs may be required. During 2010 and 2009, the Company recorded $1.8 million and $878,000, respectively, of inventory write-offs associated with excess and obsolete material related to a rapid drop in sales of a legacy product for a major customer’s radio platform.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, ranging from three to seven years. Leasehold improvements and assets acquired under capital lease are amortized using the straight-line method based upon the shorter of the estimated useful lives or the lease term of the respective assets. Repairs and maintenance costs are charged to expense as incurred.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciable Life
Software	3 years
Leasehold improvements	2 to 5 years
Machinery and equipment	5 to 7 years

Goodwill, Intangible and Long-Lived Assets

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets acquired in a business combination. Intangible assets resulting from the acquisitions of entities accounted for using the purchase method of accounting are estimated by management based on the fair value of assets received.

During the fourth quarter of 2008, the Company determined that indicators of potential impairment were present based on the fair value of the Company’s common stock relative to its book value, revised estimates for future revenues and the continued worsening of the global economy. As a result, the Company assessed the carrying value of acquired goodwill and intangible assets with an indefinite life for impairment. Based on the fair market value of the business and the Company’s discounted future cash flow and revenue projections, the Company recorded non-cash impairment charges of $3.0 million for goodwill and $1.1 million for intangible assets with an indefinite life. These impairment charges are included in discontinued operations.

The Company reviews long-lived assets for impairment, whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Such events or circumstances include, but are not limited to, a prolonged industry downturn, or a significant reduction in projected future cash flows.

For long-lived assets used in operations, the Company records impairment losses when events and circumstances indicate that these assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. If less, the impairment losses are based on the excess of the carrying amounts over their respective fair values. Their fair values would then become the new cost basis. Fair value is determined by discounted future cash flows, appraisals, or other methods. For assets to be disposed of other than by sale, impairment losses are measured as the excess of their carrying amount over the salvage value, if any, at the time the assets cease to be used.

During the fourth quarter of 2008, the Company reviewed its long-lived assets for indicators of impairment. Based on reduced estimates of future revenues and future negative cash flow, the Company identified potential indicators of impairment. As a result, the Company compared the fair value of its long-lived assets to their carrying value. Based on the Company’s discounted future cash flow and revenue projections, the Company recorded non-cash impairment charges of $2.1 million for intangible assets with a defined useful life. The impairment charges are included in discontinued operations and represent the excess of the carrying value of these assets over their fair value.

These impairment charges are not expected to result in any future cash expenditures.

Income Taxes

Income taxes have been provided using the asset and liability method. Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The Company has adopted the accounting standard which provides guidance on the provisions of accounting for uncertainty in income taxes. It provides guidance on accounting for uncertainty in income taxes recognized in the consolidated financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. In accordance with the Company’s accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Stock-Based Compensation

The Company recognizes stock-based compensation for stock-based awards exchanged for employee services. Stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. All of the Company’s stock compensation is accounted for as an equity instrument.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company has elected the alternative transition method for calculating the tax effects of stock-based compensation. The alternative transition method provides a simplified method to establish the beginning balance of the additional paid-in capital pool, or APIC Pool, related to the tax effects of employee stock-based compensation, and to determine the subsequent impact on the APIC Pool and consolidated statements of cash flows of the tax effects of employee stock-based compensation awards that are outstanding.

The Company uses the “with and without” approach to determine the order in which its tax attributes are utilized. The “with and without” approach results in the recognition of the windfall stock option tax benefits after all other tax attributes have been considered in the annual tax accrual computation. The Company will only recognize a benefit from stock-based compensation in paid-in capital if an incremental tax benefit is realized after all other tax attributes currently available to it have been utilized. In addition, the Company has elected to account for the indirect benefits of stock-based compensation on items such as the alternative minimum tax, the research tax credit or the domestic manufacturing deduction through the consolidated statements of operations rather than through paid-in capital.

The Company accounts for stock options issued to nonemployees based on the fair value of the awards also determined using the Black-Scholes option-pricing model. The fair value of stock options granted to nonemployees is remeasured as the stock options vest, and the resulting change in value, if any, is recognized in the Company’s consolidated statement of operations during the period the related services are rendered.

Research and Development Expenses

Research and development expenses are charged to operating expenses as incurred and consist primarily of salaries and related expenses for research and development personnel, outside professional services, prototype materials, supplies and labor, depreciation for related equipment, allocated facilities costs and expenses related to stock-based compensation.

Concentration of Risk

The Company is potentially subject to significant concentrations of credit risk including cash equivalents, short-term investment, trade receivables and inventories.

The Company sells its products primarily to telecom OEMs and other systems integrators. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. The Company maintains reserves for potential credit losses and excess and obsolete inventory. Concentrations of credit risk with respect to trade accounts receivable and inventories are due to the low number of entities comprising the Company’s customer base.

For the year ended December 31, 2010, revenues from three customers each accounted for greater than 10% of total revenues and combined they accounted for 93% of the Company’s total revenues, the largest of which was Nokia Siemens Networks which accounted for 52% of the Company’s total revenues. For the year ended December 31, 2009, revenues from two customers each accounted for greater than 10% of total revenues and combined they accounted for 88% of the Company’s total revenues, the largest of which was Nokia Siemens Networks which accounted for 70% of the Company’s total revenues. For the year ended December 31, 2008, revenues from Nokia Siemens Networks accounted for 83% of total revenues and no other customer accounted for more than 10% of our total revenues. In addition, the Company has purchased significant inventory balances to support these customers.

In 2010, 2009, and 2008, 76%, 97% and 97%, respectively, of the Company’s total revenues were derived from sales invoiced and shipped to customers outside the United States.

As of December 31, 2010, two customers accounted for 58% and 28%, respectively, of the Company’s accounts receivable. As of December 31, 2009, two customers accounted for 47% and 39%, respectively, of the Company’s accounts receivable.

The Company designs custom semiconductor devices. However, the Company does not own or operate a semiconductor fabrication facility (a “foundry”) and depends upon a limited number of third parties to produce these components. The Company’s use of various third-party foundries gives it the flexibility to use the process technology that is best suited for each application and eliminates the need for the Company to invest in and maintain its own foundry. The loss of the Company’s relationship with or access to the foundries it currently uses, and any resulting delay or reduction in the supply of semiconductors to the Company, would severely impact the Company’s ability to fulfill customer orders and could damage its relationships with its customers.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company also may not be successful in forming alternative supply arrangements that provide a sufficient supply of gallium arsenide devices. Because there are limited numbers of third-party foundries that use the particular process technologies the Company selects for its products and have sufficient capacity to meet its needs, using alternative or additional third-party foundries would require an extensive qualification process that could prevent or delay product shipments and their associated revenues.

Because the Company does not own or control any of these third-party semiconductor suppliers, any change in the corporate structure or ownership of the corporations that own these foundries could have a negative effect on future relationships and the ability to negotiate favorable supply agreements.

The Company outsources the assembly and testing of most of its products to a Thailand facility of HANA Microelectronics Co., Ltd., (“HANA”) a contract manufacturer. The Company plans to continue this arrangement as a key element of its operating strategy. If HANA does not provide the Company with high quality products and services in a timely manner, or terminates its relationship with the Company, the Company may be unable to obtain a satisfactory replacement to fulfill customer orders on a timely basis. In the event of an interruption of supply from HANA, sales of the Company’s products could be delayed or lost and the Company’s reputation could be harmed. The Company’s manufacturing agreement with HANA currently expires in October 2011 but will renew automatically for successive one-year periods unless either party notifies the other of its desire to terminate the agreement at least one year prior to the expiration of the term. In addition, either party may terminate the agreement without cause upon 365 days prior written notice to the other party, and either party may terminate the agreement if the non-terminating party is in material breach and does not cure the breach within 30 days after notice of the breach is given by the terminating party. There can be no guarantee that HANA will not seek to terminate its agreement with the Company.

The Company utilizes a number of customized components that need to be qualified by our customers. This means that components in our products cannot be easily changed without the risks and delays associated with requalification. Accordingly, while a number of the components used in the Company’s products are made by multiple suppliers, the Company may effectively have single source suppliers for some of these components. In addition, the Company currently purchases a number of components from single source suppliers. Any delay or interruption in the supply of these or other components could impair the Company’s ability to manufacture and deliver products, harm the Company’s reputation and cause a reduction in revenues.

Fair Value of Financial Instruments

The amounts reported as cash and cash equivalents, accounts receivable, accounts payable and accrued warranty, compensation and other liabilities approximate fair value due to their short-term maturities. The fair value for the Company’s investments in marketable debt securities is estimated based on quoted market prices. Based upon borrowing rates currently available to the Company for capital leases with similar terms, the carrying value of its capital lease obligations approximates fair value.

The following estimated fair value amounts have been determined using available market information. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

	December 31, 2010
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Investments:
Commercial paper	$4,248	$—	$—	$4,248
United States government agencies	11,822	2	(3)	11,821
Corporate securities	311	—	—	311

Total	$16,381	$2	$(3)	$16,380

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2009
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(In thousands)
Investments:
Commercial paper	$799	$—	$—	$799
United States government agencies	8,759	5	(2)	8,762
Corporate securities	1,734	12	—	1,746

Total	$11,292	$17	$(2)	$11,307

At December 31, 2010, the Company had $16.4 million of short-term investments with maturities of less than one year and no long-term investments.

At December 31, 2010, the Company had unrealized losses of $3,000 related to $8.3 million of investments in United States government agencies securities. These securities were in an unrealized loss position for a period of less than one year.

The investments mature through 2011 and the Company believes that it has the ability and intent to hold these investments until the maturity date. Realized gains were $57,000 for the year ended December 31, 2008. Realized gains and losses were insignificant for the years ended December 31, 2010 and 2009.

The Company reviews its investment portfolio to identify and evaluate investments that have indications of possible impairment. Factors considered in determining whether a loss is temporary include the length of time and extent to which fair value has been less than the cost basis, credit quality and the Company’s intent and ability not to sell the investment for a period of time sufficient to allow for any anticipated recovery in market value. If the Company believes the carrying value of an investment is in excess of its fair value, and this difference is other-than-temporary, it is the Company’s policy to write down the investment to reduce its carrying value to fair value.

Fair Value Measurements

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2010 (in thousands):

	Balance as of December 31, 2010	Quoted Prices in Active Markets of Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Assets:
Cash equivalents:
Money market funds	$2,911	$2,911	$—
Commercial paper	2,454	—	2,454
Corporate bond	250	—	250
Short-term investments:
Commercial paper	4,248	—	4,248
United States government agencies	11,821	—	11,821
Corporate securities	311	—	311

Total	$21,995	$2,911	$19,084

Liabilities:	$—	$—	$—

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 (in thousands):

	Balance as of December 31, 2009	Quoted Prices in Active Markets of Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Assets:
Cash equivalents:
Money market funds	$54,097	$54,097	$—
Short-term investments:
Commercial paper	799	—	799
United States government agency	8,762	—	8,762
Corporate securities	1,746	—	1,746

Total	$65,404	$54,097	$11,307

Liabilities:	$—	$—	$—

The Company’s financial assets and liabilities are valued using market prices on both active markets (Level 1) and less active markets (Level 2). Level 1 instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets. Level 2 instrument valuations are obtained from readily-available pricing sources for comparable instruments. As of December 31, 2010, the Company did not have any assets or liabilities without observable market values that would require a high level of judgment to determine fair value (Level 3).

For the years ended December 31, 2010 and 2009, the Company did not have any significant transfers of investments between Level 1 and Level 2.

Foreign Currency Transactions

The U.S. dollar is the functional currency for the Company’s foreign operations. In consolidation, monetary assets and liabilities denominated in non-U.S. currencies, such as cash and payables, have been remeasured to the U.S. dollar using the current exchange rate. Non-monetary assets and liabilities and capital accounts denominated innon-U.S. currencies have been remeasured to the U.S. dollar using the historical exchange rate. Expense items relating to monetary assets denominated in non-U.S. currencies have been remeasured to the U.S. dollar using the average exchange rate for the period. Gains and losses from intercompany transactions and balances for which settlement is not planned or anticipated in the foreseeable future are accumulated as a separate component of stockholders’ equity. All other gains and losses resulting from foreign currency translation and transactions denominated in currencies other than the U.S. dollar are included in operations and have been immaterial for all periods presented.

Comprehensive Income (Loss)

Comprehensive income (loss) generally represents all changes in stockholders’ equity except those resulting from investments or contributions by stockholders. The Company’s unrealized gains and losses on its available-for-sale securities and gains and losses resulting from foreign exchange translations represent the only components of comprehensive income (loss) excluded from the reported net income (loss) and are displayed in the statements of stockholders’ equity.

The components of accumulated other comprehensive income (loss) were as follows (in thousands):

	December 31,
	2010	2009
Accumulated other comprehensive income (loss):
Foreign currency translation adjustments	$—	$—
Unrealized gain (loss) on investments	(1)	15

Total	$(1)	$15

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net Income (Loss) Per Share

Basic net income (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of shares of common stock and potential common stock equivalents outstanding during the period, if dilutive. Potential common stock equivalents include convertible preferred stock, warrants to purchase convertible preferred stock, stock options to purchase common stock, unvested restricted stock units and shares to be purchased in connection with the Company’s employee stock purchase plan.

The following outstanding shares of common stock equivalents were excluded from the computation of diluted net income (loss) per share for the periods presented because including them would have been anitdilutive:

	Year Ended December 31,
	2010	2009	2008
Convertible preferred stock	—	3,000,000	3,000,000
Stock options to purchase common stock	1,228,187	1,010,561	3,008,917
Unvested restricted stock units	204,800	—	—
Warrant to purchase convertible preferred stock	—	—	900,000
Shares issuable under the employee stock purchase plan	30,012	46,113	128,589

In 2010, 2009 and 2008, basic and diluted net loss per share is the same due to the Company’s loss from continuing operations.

Advertising Costs

The Company expenses all advertising costs as incurred and the amounts were not material for any of the periods presented.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) issued new standards for fair value measurement and disclosures. These new standards require disclosures for significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers and activity. For Level 3 fair value measurements, purchases, sales, issuances and settlements must be reported on a gross basis. Further, additional disclosures are required by class of assets or liabilities, as well as inputs used to measure fair value and valuation techniques. These standards were required to be adopted in the first quarter of 2010. The Company adopted these standards which did not have a material impact on the Company’s consolidated financial statements.

In February 2010, the FASB issued new standards which amend the subsequent event disclosure requirements for public company filers. An entity that is an SEC filer is not required to disclose the date through which subsequent events have been evaluated. These standards were effective upon issuance and did not have a material impact on the Company’s consolidated financial statements.

In July 2010, the FASB issued new standards which amend the receivable disclosure requirements, including the credit quality of financing receivables and the allowance for credit losses. These standards require additional disclosures that will facilitate financial statement user’s evaluation of the nature of credit risk inherent in financing receivables, how that risk is analyzed in arriving at the allowance for credit losses, and the reason for any changes in the allowance for credit losses. These new standards are required to be adopted for interim and annual reporting periods beginning on or after December 15, 2010. The Company adopted these standards which did not have a material impact on the Company’s consolidated financial statements.

3.	Inventories

Inventories comprised the following at December 31 (in thousands):

	2010	2009
Raw materials	$3,221	$4,046
Work in process	149	292
Finished goods	349	541

Total	$3,719	$4,879

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During 2010 and 2009, the Company recorded $1.8 million and $878,000, respectively, of inventory write-offs associated with excess and obsolete material related to a rapid drop in sales of a legacy product for a major customer’s radio platform.

4.	Note Receivable

During the third quarter of 2008, the Company was issued a note receivable by one of its customers, Allgon Microwave Corporation AB (“Allgon”), which previously failed to meet the terms of its account payable to the Company. The note was in the principal amount of $545,000, with payments of $25,000 due on a weekly basis. The note was to be paid in full by the end of the first quarter of 2009.

During the third and fourth quarters of 2008, Allgon made the first five payments under the note. However, during the fourth quarter of 2008, Allgon went in default on the note and filed for bankruptcy protection. At the time of default, the note receivable balance was $420,000. Based on Allgon’s bankruptcy liquidation and the related estimates of payments to Allgon’s creditors, the Company reserved 100% or $420,000 of the remaining balance of the note receivable.

Subsequent to Allgon’s default on the note receivable, the Company filed a complaint alleging that Allgon’s parent company, Advantech Advanced Microwave Technologies Inc. of Montreal, Canada (“Advantech”), had breached its contractual obligations with the Company and owes the Company $994,500, including the note receivable, purchased inventory and authorized and accepted purchase orders resulting in shippable finished goods. See additional discussion at Note 10, Commitments and Contingencies.

5.	Property and Equipment

Property and equipment consist of the following at December 31 (in thousands):

	2010	2009
Machinery and equipment	$9,276	$8,135
Software	1,065	1,064
Leasehold improvements	605	605

	10,946	9,804
Less accumulated depreciation	(8,898)	(8,008)

Property and equipment, net	$2,048	$1,796

During the first quarter of 2009, the Company occupied a lease in Salem, New Hampshire. For this property, the Company capitalized $99,000 of leasehold improvements that will be depreciated over the remaining life of the lease ending in 2013.

During the third quarter of 2006, the Company moved its corporate headquarters to San Jose, California. For this property, the Company capitalized $496,000 of leasehold improvements that will be depreciated over the remaining life of the lease ending in 2011.

During the second quarter of 2004, the Company finalized the sale of its land and buildings located in Diamond Springs, California. The Company received $4.3 million for the land and buildings, net of related closing costs and legal fees. The net book value of the property on the date of sale was $3.5 million. At the time of the closing, the Company entered into a five-year operating lease with the new owner for one of the buildings. As a result of the sale-leaseback transaction, the Company recognized a gain of $770,000 on a straight-line basis over the term of the lease, which expired in June 2009. Deferred gain recognized on the sale-leaseback was approximately $76,000 and $154,000 for the years ended December 31, 2009 and 2008, respectively, and is included in interest and other income, net in the consolidated statements of operations. There was no such deferred gain in 2010.

At December 31, 2010, the Company had $36,000 of capital leased equipment with an accumulated depreciation of $34,000, which is included in machinery and equipment. At December 31, 2009, the Company had $36,000 of capital leased equipment with an accumulated depreciation of $25,000, which is included in machinery and equipment.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.	Segment Disclosures

The Company operates in a single business segment. Although the Company sells to customers in various geographic regions throughout the world, the end users may be located elsewhere. The Company’s total revenues by billing location for the years ended December 31 were as follows (in thousands):

	2010		2009		2008
United States	$4,015	24.0%	$605	3.1%	$1,064	2.7%
Finland	10	0.1%	9,997	51.3%	31,266	80.8%
Germany	8,451	50.6%	3,567	18.3%	—	0.0%
Hungary	855	5.1%	1,595	8.2%	1,223	3.2%
Slovakia	2,908	17.4%	3,478	17.8%	3,288	8.5%
Rest of the world	477	2.8%	260	1.3%	1,845	4.8%

Total	$16,716	100.0%	$19,502	100.0%	$38,686	100.0%

For the year ended December 31, 2010, revenues from three customers each accounted for greater than 10% of total revenues and combined they accounted for 93% of the Company’s total revenues, the largest of which was Nokia Siemens Networks which accounted for 52% of the Company’s total revenues. For the year ended December 31, 2009, revenues from two customers each accounted for greater than 10% of total revenues and combined they accounted for 88% of the Company’s total revenues, the largest of which was Nokia Siemens Networks which accounted for 70% of the Company’s total revenues. For the year ended December 31, 2008, revenues from Nokia Siemens Networks accounted for 83% of total revenues and no other customer accounted for more than 10% of our total revenues. In addition, the Company has purchased significant inventory balances to support these customers.

At December 31, 2010, 45% and 55% of the Company’s net book value of its long-lived assets were located in the United States of America and Thailand, respectively. At December 31, 2009, 70% and 30% of the Company’s net book value of its long-lived assets were located in the United States of America and Thailand, respectively

7.	Stock-Based Compensation

Stock Option Exchange

2009 Exchange Offer

On August 11, 2009, the Company filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission. The tender offer related to an offer by the Company to certain optionholders to exchange some or all of their outstanding stock option grants to purchase shares of the Company’s common stock granted under the Company’s 2007 Equity Incentive Plan with an exercise price per share greater than $5.00 for new option grants at an exchange ratio of three old options for one new option. The exchange offer was made to employees and directors of the Company who, as of the date the exchange offer commenced, were actively employed and held 1,570,938 eligible options. The exchange offer expired on September 9, 2009. 1,559,113 options participated in the exchange offer and were exchanged for 519,624 new options. The new options primarily have a two-year vesting period. All new options have an exercise price of $2.53 per share, the closing price of the Company’s common stock on September 10, 2009.

The exchange of original options for new options was treated as a modification of the original options. As such, the Company will continue to incur compensation cost for the incremental difference between the fair value of the new options and the fair value of the original options immediately before modification, reflecting the current facts and circumstances on the modification date, over the expected term of the new options. Since the incremental difference between the fair value of the new options and the fair value of the original options immediately before modification was immaterial, the $661,000 value of the options is primarily due to the carry-forward value of the old options into the new options.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2008 Exchange Offer

On January 4, 2008, the Company filed a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission. The tender offer related to an offer by the Company to certain optionholders to exchange some or all of their outstanding stock option grants under the Company’s 2007 Equity Incentive Plan with an exercise price per share greater than or equal to $21.47 for new option grants. The exchange offer was made to employees and directors of the Company who, as of the date the exchange offer commenced, were actively employed by or otherwise providing services to the Company and held eligible option grants. The exchange offer expired on February 6, 2008. A total of 331,950 stock options were eligible to participate in the exchange offer and a total of 327,921 options were exchanged. The exercise price of the new option grants was $6.59, the closing price of the Company’s common stock on February 7, 2008.

The exchange of original options for new options was treated as a modification of the original options, As such, the Company will continue to incur compensation cost for the incremental difference between the fair value of the new options and the fair value of the original options immediately before modification, reflecting the current facts and circumstances on the modification date, over the expected term of the new options. The incremental value related to the Exchange Offer was $607,000 prior to forfeitures.

Stock Based Compensation

Stock-based compensation cost is measured at the grant date, based on the fair value of the award, and is recognized as expense over the requisite service period. All of the Company’s stock compensation is accounted for as an equity instrument.

The effect of recording stock-based compensation for the years ended December 31 was as follows (in thousands, except per share data):

	Year Ended December 31,
	2010	2009	2008
Stock-based compensation expense by type of award:
Employee stock options and restricted stock units	$511	$2,166	$3,434
Employee stock purchase plan	(130)	179	666
Amounts capitalized into inventory during the year	(6)	(46)	(65)
Amounts capitalized as inventory and expensed	11	41	60

Total stock-based compensation	386	2,340	4,095
Tax effect on stock-based compensation	—	—	—

Total stock-based compensation expense	$386	$2,340	$4,095

Impact on basic and diluted net income (loss) per share	$(0.04)	$(0.25)	$(0.44)

For the compensation cost in connection with the Company’s employee stock purchase plan for the year ended December 31, 2010, the Company recognized a benefit of $130,000 due to actual contributions being less than expected contributions for the offering period due to forfeitures.

During the year ended December 31, 2010, the Company granted options to purchase 387,900 shares of its common stock with an estimated total grant date fair value of $564,000. Of this amount, the Company estimated that the stock-based compensation for the awards not expected to vest was $94,000.

During the year ended December 31, 2010, the Company granted restricted stock units to purchase 218,000 shares of its common stock with an estimated total grant date fair value of $583,000. Of this amount, the Company estimated that the stock-based compensation for the awards not expected to vest was $65,000. The Company did not grant restricted stock units during the years ended December 31, 2009 and 2008.

During the year ended December 31, 2009, the Company granted options to purchase 1,082,924 shares of common stock, including 519,624 options granted as part of the 2009 exchange offer noted above. The 519,624 options granted as part of the 2009 exchange offer had an estimated total grant-date fair value of $661,000 or $1.27 per option. The remaining 563,300 options had an estimated total grant-date fair value of $596,000 or $1.06 per option. The total estimated grant-date fair value of all 1,082,924 options granted was $1.3 million. Of this amount, the Company estimated that the stock-based compensation expense of the awards not expected to vest was a total of $274,000.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the three months ended June 30, 2009, the Company fully accelerated the vesting of 165,600 options in connection with the closing of the Microsemi transaction and certain restructuring activities. The Company recorded additional stock-based compensation expense of $66,000 relating to the incremental value of the fully vested modified awards.

During the three months ended December 31, 2009, the Company fully accelerated the vesting of 223,352 options in connection with certain restructuring activities. The Company recorded additional stock-based compensation expense of $164,000 relating to the incremental value of the fully vested modified awards.

During the year ended December 31, 2008, the Company granted options to purchase 1,025,821 shares of common stock, including 327,921 options granted as part of the 2008 exchange offer noted above. The 327,921 options granted as part of the 2008 exchange offer had an estimated total grant-date fair value of $607,000 or $1.85 per option. The remaining 697,900 options had an estimated total grant-date fair value of $2.2 million or $3.20 per option. The total estimated grant-date fair value of all 1,025,821 options granted was $2.8 million. Of this amount, the Company estimated that the stock-based compensation expense of the awards not expected to vest was a total of $810,000.

As of December 31, 2010, the unrecorded stock-based compensation balance related to all stock options was $392,000, net of estimated forfeitures, and will be recognized over an estimated weighted-average employee service period of 1.3 years. As of December 31, 2010, the unrecorded stock-based compensation balance related to all restricted stock units was $290,000, net of estimated forfeitures, and will be recognized over an estimated weighted-average employee service period of 1.1 years. As of December 31, 2010, the unrecorded deferred stock-based compensation balance related to the stock purchase plan was $97,000 and will be recognized over an estimated weighted average employee service period of 0.5 years.

Valuation Assumptions

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model and the graded-vesting method with the following weighted-average assumptions:

	Year Ended December 31,
	2010	2009	2008
Stock Option Plans
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	69%	70%	70%
Risk free interest rate	0.51 – 2.43%	1.43 – 2.53%	1.80 – 3.39%
Expected life of options in years	4.6 years	4.1 years	3.6 years

The fair value of shares under the employee stock purchase plan is estimated using the Black-Scholes valuation model and the graded-vesting method with the following weighted average assumptions:

	Year Ended December 31,
	2010	2009	2008
Employee Stock Purchase Plan
Expected dividend yield	0.0%	0.0%	0.0%
Expected stock price volatility	51%	51%	51%
Risk free interest rate	0.18 – 1.06%	0.16 – 0.95%	1.61 – 4.74%
Expected life of options in years	1.2 years	1.2 years	1.1 - 1.2 years

The dividend yield of zero is based on the fact that the Company has never paid cash dividends and has no present intention to pay cash dividends. Expected volatility is based on the combination of historical volatility of the Company’s common stock over the period commensurate with the expected life of the options and other factors. The risk-free interest rates are taken from the Daily Federal Yield Curve Rates as of the grant dates as published by the Federal Reserve and represent the yields on actively traded Treasury securities for terms equal to the expected term of the options. The expected term calculation is based on the Company’s observed historical option exercise behavior and post-vesting forfeitures of options by employees.

The weighted average grant date fair value for options granted during 2010, 2009, and 2008 was $1.45, $1.16, and $2.77, per share, respectively. The total intrinsic value of options exercised during the years ended December 31, 2010, 2009, 2008 was $55,000, $145,000, $7,000, respectively.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average grant date fair value of purchase rights granted under the employee stock purchase plan during the year was $0.72, $0.59, $1.17, for 2010, 2009, and 2008, respectively.

8.	Stockholders’ Equity

Preferred Stock and Warrant Purchase Agreement

The Company had 5,000,000 shares of convertible preferred stock authorized as of December 31, 2010 and 2009.

In April 2006, the Company entered into a purchase agreement with Oak Investment Partners XI, Limited Partnership (“Oak”). Pursuant to the purchase agreement, Oak purchased 300,000 shares of the Company’s Series B preferred stock, par value $0.001 per share, for $150 per preferred share, or a total of $45.0 million. The preferred shares were convertible initially into 3,000,000 shares of common stock, for an effective purchase price of $15 per common share equivalent. The Company also issued Oak a warrant granting Oak the right to purchase an additional 90,000 shares of Series B preferred stock at an exercise price of $150 per share. The warrant expired on April 24, 2009. The Company received net proceeds of $43.1 million from the sale of the Series B preferred stock and the warrant after the payment of legal fees and other expenses, including commissions.

On January 21, 2010, the Company repurchased all 300,000 outstanding shares of its preferred stock held by Oak for $120 per share, or a total of $36.0 million in cash. The total cost of the repurchase was $36.2 million, which included fees and expenses. The 300,000 outstanding shares represented 3,000,000 shares of Endwave common stock on an as-converted basis. Such shares had entitled Oak to a liquidation preference equal to its original investment of $45.0 million before any proceeds from a liquidation or sale of the Company would have been paid to the holders of Endwave’s common stock. In connection with the share repurchase, Eric Stonestrom, Oak’s designee to Endwave’s board of directors, resigned from the board of directors.

Since the Company repurchased the preferred stock for official retirement, the excess of the stated value, $43.1 million, over the effective repurchase price of $36.2 million was credited to additional paid-in capital.

Common Stock

At December 31, 2010, the Company had reserved 4,574,072 shares of common stock for issuance in connection with its stock option plans, and 446,473 shares in connection with its employee stock purchase plan.

Employee Stock Purchase Plan

In October 2000, the Company established the Endwave Corporation Employee Stock Purchase Plan (“Purchase Plan”). All employees who work a minimum of 20 hours per week and are customarily employed by the Company (or an affiliate thereof) for at least five months per calendar year are eligible to participate. Employees may purchase shares of common stock through payroll deductions of up to 15% of their earnings with a limit of 3,000 shares per purchase period under the Purchase Plan. The price paid for the Company’s common stock purchased under the Purchase Plan is equal to 85% of the lower of the fair market value of the Company’s common stock on the date of commencement of participation by an employee in an offering under the Purchase Plan or the date of purchase.

During 2010, there were 64,390 shares issued under the Purchase Plan at a weighted average price of $2.01 per share. During 2009, there were 141,235 shares issued under the Purchase Plan at a weighted average price of $2.25 per share. During 2008, there were 207,222 shares issued under the Purchase Plan at a weighted average price of $3.82 per share.

Stock Option Plans

The Company’s 2000 Stock Option Plan (the “2000 Plan”) was adopted in March 2000, amended in July 2000, and in July 2007 was succeeded by the 2007 Equity Incentive Plan. All shares reserved for issuance under the 2000 Plan were carried over into the 2007 Plan.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company’s 2007 Equity Incentive Plan (the “2007 Plan”) was adopted in July 2007 as the successor and continuation of the 2000 Plan and provides for the issuance of options to purchase common stock to directors, employees, and consultants. The 2007 Plan provides for annual reserve increases to the number of authorized shares beginning January 1, 2008 through January 1, 2012. Under the 2007 Plan, incentive stock options are granted under the plan at exercise prices not less than fair value and non-statutory stock options are granted at an exercise price not less than 85% of the fair value on the date of grant, as determined by the closing sales price of the Company’s common stock. Options granted under the 2007 Plan generally have a ten-year term. Options vest and become exercisable as specified in each individual’s option agreement, generally over a two to four year period. Subject to approval by the Company’s board of directors, options may be exercised early; however, in such event the unvested shares are subject to a repurchase option by the Company upon termination of the individual’s employment or services. As of December 31, 2010, the 2007 Plan provides for the issuance of up to 1,432,987 shares of common stock to directors, employees and consultants upon the exercise of options outstanding.

The Company’s 2000 Non-Employee Directors’ Stock Option Plan (“Director Plan”) was adopted in October 2000 and terminated in October 2010, such that no further options could be granted thereunder. No options remain outstanding in the 2000 Director Plan.

The Company granted restricted stock units to non-employee directors to purchase 30,000 shares of the Company’s common stock under the 2007 Plan for the year ended December 31, 2010.

The Company granted options to non-employee directors to purchase 117,143 and 60,000 shares of the Company’s common stock under the 2007 Plan for the years ended December 31, 2009 and 2008, respectively.

The Company’s equity incentive program is a broad-based, long-term retention program designed to align stockholder and employee interests. Upon exercise of stock options, the Company issues shares from the shares reserved under the Company’s stock option plans.

The following table summarizes stock option activity under the equity incentive plans for the indicated periods:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
				(In thousands)
Outstanding at December 31, 2007	2,465,436	1.91
Options granted	1,025,821	6.44
Options exercised	(2,748)	1.90
Options cancelled	(479,592)	23.66

Outstanding at December 31, 2008	3,008,917	9.23
Options granted	1,082,924	2.21
Options exercised	(198,079)	1.67
Options cancelled	(2,883,201)	9.54

Outstanding at December 31, 2009	1,010,561	2.31
Options granted	387,900	2.61
Options exercised	(83,538)	2.06
Options cancelled	(86,736)	2.81

Outstanding at December 31, 2010	1,228,187	$2.39	6.88	$155

Options vested and exercisable and expected to be exercisable at December 31, 2010	1,172,967	$2.39	6.77	$151
Options vested and exercisable at December 31, 2010	681,146	$2.35	5.23	$110

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes information concerning outstanding and exercisable options:

	Options Outstanding at December 31, 2010			Options Vested and Exercisable At December 31, 2010
Range of Exercise Price	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Shares	Weighted- Average Exercise Price
$0.76 - $1.21	11,183	$1.13	2.00	11,183	$1.13
$1.81 - $1.81	271,026	$1.81	5.46	175,036	$1.81
$1.93 - $2.32	129,209	$2.19	7.39	42,602	$1.93
$2.40 - $2.40	43,000	$2.40	8.58	15,937	$2.40
$2.53 - $2.53	453,269	$2.53	6.15	342,825	$2.53
$2.55 - $2.55	30,300	$2.55	8.34	30,112	$2.55
$2.65 - $2.65	252,444	$2.65	9.04	48,480	$2.65
$2.92 - $13.23	37,756	$4.00	7.92	14,971	$5.10

	1,228,187	$2.39	6.88	681,146	$2.35

The following table summarizes the restricted stock unit activity for the indicated periods:

	Number of Shares	Weighted- Average Grant Date Fair Value	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
				(In thousands)
Outstanding at December 31, 2009	—	$0.00
Awarded	218,000	2.67
Released	—	0.00
Forfeited	(13,200)	2.61

Outstanding at December 31, 2010	204,800	$2.68	0.68	$467

At December 31, 2010, the Company had 193,765 restricted stock units vested and expected to vest with a weighted average remaining contractual term of 0.67 years and an aggregate intrinsic value of $442,000.

At December 31, 2010, the Company had 4,574,072 options available for grant under its stock option plans. For the year ended December 31, 2010, 62 options expired.

At December 31, 2009 and 2008, options to purchase 439,125 and 1,585,385 shares of common stock were exercisable at weighted average exercise prices of $2.24 and $9.77 per share, respectively.

9.	Restructuring

During the first quarter of 2009, the Company undertook certain restructuring activities to reduce expenses. The components of the restructuring charge included severance, benefits, payroll taxes and other costs associated with employee terminations. The net charge for these restructuring activities was $1.2 million and all cash payments have been made. Of this amount, approximately $182,000 has been included in the discontinued operations line item on the consolidated statements of operations.

During the second quarter of 2009, the Company undertook certain additional restructuring activities to reduce expenses. The components of the restructuring charge included severance, benefits, payroll taxes and other costs associated with employee terminations. The net charge for these restructuring activities was $243,000 and all cash payments have been made. Of this amount, approximately $39,000 has been included in the discontinued operations line item on the consolidated statements of operations.

During the fourth quarter of 2009, the Company undertook certain additional restructuring activities, including the departure of a senior executive, to reduce expenses. The components of the restructuring charge included severance, benefits, payroll taxes and other costs associated with employee terminations. The net charge for these restructuring activities was $1.2 million. The remaining restructuring liability of $665,000 at December 31, 2010 is expected to be substantially paid by the end of the third quarter of 2012.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the third quarter of 2010, the Company undertook certain additional restructuring activities to reduce expenses. The components of the restructuring charge included severance, benefits, payroll taxes and other costs associated with an employee termination. The net charge for these restructuring activities was $63,000 and all cash payments have been made.

Changes in all of the Company’s restructuring liabilities discussed are summarized as follows (in thousands):

	2010	2009
	(In thousands)
Balance at January 1	$1,208	$—
Restructuring charge	63	2,705
Cash payments	(638)	(1,421)
Imputed interest	46	—
Restructuring charge adjustment	(14)	(76)

Balance at December 31	$665	$1,208

At December 31, 2010, $431,000 and $234,000 of accrued restructuring charges are included in current liabilities and long-term liabilities, respectively, on the consolidated balance sheet. At December 31, 2009, $570,000 and $638,000 of accrued restructuring charges are included in current liabilities and long-term liabilities, respectively, on the consolidated balance sheet. The restructuring liability related to a senior executive was recorded at its fair value based on an assumed interest rate of 5.0%, which represents the current market rate of interest at which the Company could borrow, due to the long-term nature of the liability.

The Company will recognize interest expense associated with amortizing the $77,000 discount on this liability over the 30 month term of the restructuring payout. During the year ended December 31, 2010, the Company recognized interest expense of $46,000. The amount related to 2009 was insignificant.

The Company’s restructuring estimates will be reviewed and revised quarterly and may result in an increase or decrease to restructuring charges. During the first quarter of 2010, the Company recorded a $14,000 positive adjustment as a result of lower benefit charges in connection with the first quarter 2009 restructuring plan than were originally anticipated.

10.	Commitments and Contingencies

Commitments

The Company leases its office, manufacturing and design facilities in San Jose, California, Chiang Mai, Thailand, Salem, New Hampshire and Folsom, California under non-cancelable lease agreements, which expire in various periods through November 2013. Rent expense under the operating leases was approximately $675,000, $692,000 and $616,000 for the years ended December 31, 2010, 2009 and 2008 respectively.

Future annual minimum lease payments under non-cancelable operating leases with initial terms of one year or more as of December 31, 2010 are as follows (in thousands):

Years Ending December 31,
2011	$443
2012	178
2013	117

Total	$738

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Future annual minimum lease payments under non-cancelable capital leases as of December 31, 2010 are as follows (in thousands):

Years Ending December 31,
2011	$2
Less amount representing interest	—

Present value of future minimum lease payments	2
Less current portion	2

Long-term portion	$—

The amounts due under capital leases are included in other current and long-term liabilities on the consolidated balance sheet.

Purchase Obligations

The Company has purchase obligations to certain suppliers. In some cases the products the Company purchases are unique and have provisions against cancellation of the order. At December 31, 2010, the Company had approximately $1.4 million of purchase obligations which are due within the following 12 months. This amount does not include contractual obligations recorded on the consolidated balance sheets as liabilities.

Contingencies

On October 31, 2008, the Company filed a complaint with the Canadian Superior Court in Montreal, Quebec alleging that Advantech, the parent company of Allgon Microwave Corporation AB, had breached its contractual obligations with Endwave and owes the Company $994,500 in a note receivable, purchased inventory and accepted purchase orders. The Company cannot predict the outcome of these proceedings. An adverse decision in these proceedings could harm the Company’s consolidated financial position and results of operations. Other than the complaint against Advantech, the Company is not currently a party to any material litigation.

11.	Discontinued Operations

On April 30, 2009, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Microsemi, pursuant to which Microsemi purchased the Company’s Defense and Security RF module business including all of the outstanding capital stock of Endwave Defense Systems, Incorporated (“EDSI”). As consideration, Microsemi assumed certain liabilities associated exclusively with the Defense and Security RF module business, including the Company’s building lease in Folsom, California, and paid $28.0 million in cash. The Purchase Agreement contains representations and warranties as to the Defense and Security RF module business that survive for two years following the closing. In connection with the transaction, the Company entered into an indemnification agreement pursuant to which the Company agreed to indemnify Microsemi for environmental, product liability and intellectual property infringement claims related to the Company’s operation of the Defense and Security RF module business prior to the closing date, as well as for any other excluded liability, and Microsemi agreed to indemnify the Company for any claims related to the operation of the Defense and Security RF module business following the closing date and for any other assumed liability, subject in some cases to a customary deductible and limitation on maximum damages.

Concurrently with the closing of the acquisition, the Company entered into a transition services agreement and an employee transition services agreement with Microsemi pursuant to which the Company agreed to provide to Microsemi for a limited period of time certain transitional services, including accounting, human resources, information technology and product supply services.

The Company classified the results of the Defense and Security RF module business as a discontinued operation in the Company’s consolidated statements of operations for all periods presented. The results of operations for the Defense and Security RF module business classified as discontinued operations are as follows (in thousands):

	2009	2008
Revenues of discontinued operations	$5,313	$19,558

Loss from discontinued operations	(2,028)	(10,787)
Gain on sale of discontinued operations, net of tax	19,599	—

Net income (loss) from discontinued operations, net of tax	$17,571	$(10,787)

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The $19.6 million gain on sale of discontinued operations, net of tax, included the following: $28.0 million of cash received from Microsemi offset by $647,000 of deal fees, $9.1 million of assets transferred to Microsemi and $1.3 million of liabilities assumed by Microsemi.

12.	Income Taxes

Consolidated loss before income tax expense (benefit) includes non-U.S. loss of approximately $904,000, $804,000 and $853,000 for the years ended December 31, 2010, 2009 and 2008, respectively. The Company recorded a current tax benefit of $0, $105,000 and $66,000 for year ended December 31, 2010, 2009 and 2008, respectively.

	Years Ended December 31,
	2010	2009	2008
Current income tax expense (benefit):
Federal	$—	$(105)	$(57)
State	—	—	(9)

	—	(105)	(66)

Deferred income tax expense (benefit):
Federal	—	—	—
State	—	—	—

	$—	$(105)	$(66)

As of December 31, 2010, the Company had a federal net operating loss carryforward of approximately $205.6 million. The Company also had federal research and development tax credit carryforwards of approximately $2.2 million. These net operating loss and credit carryforwards are currently expiring and will continue to do so through 2030, if not utilized.

As of December 31, 2010, the Company had a state net operating loss carryforward of approximately $82.2 million. The net operating losses will begin expiring in 2012, if not utilized. The Company also has state research and development tax credit carryforwards and miscellaneous credit carryforwards of approximately $2.4 million. The credits will carryforward indefinitely, if not utilized.

Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the ownership change provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating losses and credits before utilization.

Deferred tax assets and liabilities reflect the net tax effects of net operating loss and credit carryforwards and temporary differences between the carrying amounts of assets for financial reporting and the amount used for income tax purposes. Significant components of the Company’s net deferred tax assets and liabilities for federal and state income taxes are as follows at December 31 (in thousands):

	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$67,593	$65,302
Net research credit	1,826	1,830
Other	6,437	7,422

Total deferred tax assets	75,856	74,554
Valuation allowance for deferred tax assets	(75,856)	(74,554)

Net deferred tax assets (liabilities)	$—	$—

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been offset by a valuation allowance. The valuation allowance increased by $1.3 million during 2010, decreased by $7.9 million during 2009 and increased by $3.9 million during 2008, respectively.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company is tracking the portion of its deferred tax assets attributable to stock option benefits in a separate memo account. Therefore, these amounts are no longer included in our gross or net deferred tax assets. The benefit of these stock options will only be recorded to equity when they reduce cash taxes payable. As of December 31, 2010, the Company had federal and state net operating loss carryforwards being accounted for in this memo account of $22.4 million.

The Company’s income tax expense (benefit) differed from the amount computed by applying the statutory U.S. federal income tax rate to the loss before income taxes as follows (in thousands):

	2010	2009	2008
	(In thousands)
Expense (benefit) from income taxes at statutory rate	$(2,834)	$2,394	$(5,186)
State taxes	—	—	(9)
Losses for which no benefit is taken	2,920	1,380	3,757
Non-deductible stock compensation	—	68	295
Sale of discontinued operation	—	(3,646)	—
Goodwill impairment	—	—	1,045
Other	(86)	(301)	32

Total	$—	$(105)	$(66)

The aggregate changes in the balance of gross unrecognized tax benefits during the year were as follows (in thousands):

Total
(In thousands)
Balance at December 31, 2007	$2,617
Increases related to current year tax positions	54
Increases related to prior year tax positions	37
Decreases related to prior year tax positions	—

Balance at December 31, 2008	2,708
Increases related to current year tax positions	95
Increases related to prior year tax positions	34
Decreases related to prior year tax positions	(330)

Balance at December 31, 2009	2,507
Increases related to current year tax positions	64
Increases related to prior year tax positions	17
Decreases related to prior year tax positions	(67)

Balance at December 31, 2010	$2,521

If the ending balance of $2.5 million of unrecognized tax benefits at December 31, 2010 were recognized, approximately $124,000 would affect the effective income tax rate. In accordance with the Company’s accounting policy, it recognizes interest and/or penalties related to income tax matters in income tax expense. As of December 31, 2010, the Company had no accrued interest and/or penalties. The Company does not anticipate a significant change to its unrecognized tax benefits over the next twelve months. The unrecognized tax benefits may change during the next year for items that arise in the ordinary course of business.

The Company files U.S. federal and state income tax returns. Tax years 1994 through 2010 remain subject to examination by the appropriate government agencies due to tax loss carryovers from those years.

13.	401(k) Plan

Substantially all U.S. regular employees of the Company meeting certain service requirements are eligible to participate in the Company’s 401(k) employee retirement plan. Employee contributions are limited to the maximum amount allowed under the Internal Revenue Code. The Company may match contributions based upon a percentage of employee contributions up to a maximum of 4% of employee compensation. Company contributions under these plans were $0, $71,000 and $281,000 for 2010, 2009 and 2008, respectively. During 2009, the Company suspended its match of contributions.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.	Quarterly Financial Information (unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	(In thousands, except per share data)
2010:
Total revenues	$4,834	$3,753	$4,058	$4,071
Cost of product revenues	3,391	4,036	3,169	3,406
Net loss(1)	(1,283)	(2,814)	(1,999)	(1,996)
Basic and diluted net loss per share(1)	$(0.13)	$(0.29)	$(0.20)	$(0.20)
2009:
Total revenues	$7,242	$5,580	$3,126	$3,554
Cost of product revenues	4,819	4,237	2,369	3,366
Loss from continuing operations(2)	(2,593)	(1,957)	(2,634)	(3,442)
Income (loss) from discontinued operations	(1,067)	18,597	41	—
Net income (loss)(2)	(3,660)	16,640	(2,593)	(3,442)
Basic and diluted net income (loss) per share(2)	$(0.39)	$1.76	$(0.27)	$(0.36)

(1)	During the first and second quarters of 2010, the Company incurred $300,000 and $1.5 million, respectively, of inventory write-offs associated with excess and obsolete material related to a rapid drop in sales of a legacy product for a major customer’s radio platform.
(2)	During the fourth quarter of 2009, the Company incurred $878,000 of inventory write-offs associated with excess and obsolete material related to a rapid drop in sales of a legacy product for a major customer’s radio platform.

15.	Subsequent Events

Proposed Merger with GigOptix

On February 4, 2011, Endwave entered into an Agreement and Plan of Merger with GigOptix and Aerie Acquisition Corporation, a wholly-owned subsidiary of GigOptix, pursuant to which Merger Subsidiary will, subject to the satisfaction or waiver of the conditions therein, merge with and into Endwave, the separate corporate existence of Merger Subsidiary shall cease and Endwave will be the surviving corporation of the merger and a wholly-owned subsidiary of GigOptix. This agreement is referred to as the Merger Agreement and the proposed merger contemplated by the Merger Agreement as the Merger.

Upon the consummation of the Merger, (i) the outstanding shares of Endwave common stock will be converted into the right to receive an aggregate number of shares of GigOptix common stock equal to the product of (.425/.575) and the number of shares of GigOptix common stock outstanding immediately prior to consummation of the Merger, less 42.5% of the shares described in clause (ii) of this sentence and (ii) in-the-money options to acquire Endwave common stock outstanding immediately prior to the consummation of the Merger will be converted into that number of shares of GigOptix common stock determined by dividing the spread value of such options at closing by the closing price of GigOptix’s common stock on the trading day prior to closing, such that following the Merger, the pre-Merger holders of common stock and restricted stock units will own that number of shares equal to 42.5% of the outstanding stock of the combined company, less 42.5% of the shares issued in respect of Endwave stock options.

The Merger Agreement includes customary representations, warranties and covenants of Endwave and GigOptix. Endwave has agreed to conduct its operations and the operations of its subsidiaries according to its ordinary and usual course of business consistent with past practice until the effective time of the Merger. The Merger Agreement contains customary “no-solicitation” covenants pursuant to which neither Endwave nor GigOptix is permitted to solicit any alternative acquisition proposals, provide any information to any person in connection with any alternative acquisition proposal, participate in any discussions or negotiations relating to any alternative acquisition proposal, approve, endorse or recommend any alternative acquisition proposal, or enter into any agreement relating to any alternative acquisition proposal. The “no-solicitation” provision is subject to certain exceptions that permit the Board of Directors of each of Endwave and GigOptix, as the case may be, to comply with their respective fiduciary duties, which, under certain circumstances, would enable Endwave or GigOptix, as the case may be, to provide information to, and engage in discussions or negotiations with, third parties with respect to alternative acquisition proposals.

The Merger Agreement contains certain termination rights for both Endwave and GigOptix and further provides that, upon termination of the Merger Agreement under certain circumstances, Endwave may be obligated to pay GigOptix a termination fee of $1,000,000 plus certain reasonable documented expenses of GigOptix.

ENDWAVE CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Merger which is subject to regulatory approvals as well as approvals by the stockholders of Endwave is not expected to close before the second quarter of 2011.

2011 Restructuring

During the first quarter of 2011, the Company will undertake certain restructuring activities to reduce expenses. The Company announced its plan to terminate the employment of a total of 14 employees and is closing its facilities in Salem, New Hampshire and Folsom, California in order to reduce the Company’s cost structure. These terminations will affect all areas of the Company’s operations. The components of the expected restructuring charge include facilities, severance, benefits, payroll taxes, acceleration of certain stock awards for the affected personnel, and other costs associated with these activities. The Company is expected to incur cash charges of approximately $700,000 and the payments are expected to be substantially completed by the end of the second quarter of 2011.

Item 15. Exhibits and Financial Statement Schedules

(d)	Financial Statement Schedule

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

Allowance for doubtful accounts:

	Balance at Beginning of Period	Additions (Reductions) Charged to Costs and Expense	Deductions and Write-offs	Balance Transferred Due to Sale of the Business	Balances at End of Period
	(In thousands)
Year ended December 31, 2010	$19	$(1)	$—	$—	$18

Year ended December 31, 2009	$64	$(27)	$—	$(18)	$19

Year ended December 31, 2008	$67	$(3)	$—	$—	$64